EXHIBIT 5.1

Fredrikson & Byron, P.A.
4000 Pillsbury Center
200 South Sixth Street
Minneapolis, Minnesota 55402
Telephone: 612-492-7000
Fax: 612-492-7077

December 8, 2003

Scanner Technologies Corporation
14505 21st Avenue North, Suite 220
Minneapolis, Minnesota 55447

Re: EXHIBIT 5.1 to Registration Statement on Form S-3

Ladies/Gentlemen:

        We are acting as corporate counsel to Scanner Technologies Corporation (the “Company”) in connection with the preparation and filing of a Registration Statement on Form S-3 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Act”) of 425,000 shares of the Company’s Common Stock (the “Shares”) which may be offered for sale by certain shareholders.

        In acting as such counsel for the purpose of rendering this opinion, we have reviewed copies of the following, as presented to us by the Company:

1.	The Company’s Amended and Restated Articles of Incorporation, as amended (“Articles”).

2.	The Company’s Amended and Restated Bylaws.

3.	Certain corporate resolutions of the Company’s Board of Directors pertaining to the issuance of the Shares by the Company.

4.	The Registration Statement.

        Based on, and subject to, the foregoing and upon representations and information provided by the Company or its officers or directors, it is our opinion as of this date that:

1.	The Company’s Articles validly authorize the issuance of the Shares registered pursuant to the Registration Statement.

2.	The Shares are validly issued and outstanding, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

FREDRIKSON & BYRON, P.A.

By Robert K. Ranum